CERTIFIED RESOLUTIONS

The undersigned  hereby certifies that she is the duly elected Secretary of the Gardner Lewis Investment Trust (the "Trust") and that the Board of  Trustees, including a majority of the Trustees who are not "interested  persons" of the Trust, adopted the  following  resolutions,  at a meeting  at which a quorum  was  present, on June 5, 2012.

WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of the Investment Company Blanket Bond issued by St. Paul Fire and Marine Insurance Company (the “Fidelity Bond”) and the premium charged for the Fidelity Bond, with due consideration to all relevant factors, including but not limited to, the value of the aggregate assets of the Trust to which any “covered person,” as that term is defined by the Investment Company Act of 1940 (the “1940 Act”), may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the portfolios of the Trust; and

WHEREAS, the terms of the Fidelity Bond are in accordance with Rule 17g-1 promulgated under the 1940 Act, including that the amount of coverage under the Fidelity Bond is $350,000, being equal to the minimum amount of bond required by Rule 17g-1;

NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond and the premium charged for the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, approved; and

FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Trust be, and they hereby are, designated as the person(s) who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and directed to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.

Witness my hand this 17th day of July, 2012.

/s/ Tina H. Bloom
Tina H. Bloom
Secretary